EXHIBIT 99.1

     Announcing the Annual Meeting of Shareholders for Avnet Inc.

    PHOENIX--(BUSINESS WIRE)--Nov. 4, 2004--Avnet Inc. (NYSE:AVT) announced today that it will host the company's Annual Meeting of Shareholders at the Avnet Corporate Broadcast Center. The meeting will take place on Thursday, Nov. 11, 2004, at 4 p.m. Eastern, 3 p.m. Central, 2 p.m. Mountain/Arizona and 1 p.m. Pacific time.
    Shareholders of the company as of the Sept. 13, 2004 Record Date are welcome to attend the meeting in person. The meeting will be held at the Avnet Corporate Broadcast Center, 2617 S. 46th St., Phoenix. The meeting will be available via conference call for those unable to attend in person. Please call 201-689-8033 at least five minutes prior to the start of the event.
    Avnet enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 250 suppliers. The company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet generated more than $10 billion in revenue in fiscal 2004 (year ended July 3, 2004) through sales in 68 countries. Visit Avnet's Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

    CONTACT: Avnet Inc.
             Vincent Keenan, 480-643-7053 (Investor Relations) investorrelations@avnet.com